UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 17, 2008

Aetna Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-16095	23-2229683
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

151 Farmington Avenue, Hartford, CT	06156
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(860) 273-0123

Former name or former address, if changed since last report:	Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.05 Costs Associated with Exit or Disposal Activities.

On December 17, 2008, Aetna Inc. (“Aetna”) announced it will reduce its workforce by approximately 1,000 positions, or less than 3% of Aetna’s 36,208 employees.  This action is designed to align administrative expenses with Aetna’s growth outlook for 2009 and redirect resources to areas with a greater potential for future growth.  The workforce reduction and related real estate lease consolidations are expected to be completed in the fourth quarter of 2008.  As a result of these actions, Aetna expects to incur a fourth quarter charge of approximately $28 million, after tax, related to severance and benefit costs and a fourth quarter charge of approximately $7 million, after tax, related to the consolidation of real estate leases.  Aetna expects approximately $34 million, after tax, of these charges to result in future cash expenditures.

CAUTIONARY STATEMENT -- Certain information in this Form 8-K is forward looking, including our projections as to severance and benefit costs, real estate lease consolidation costs and future cash expenditures.  Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna's control. Important risk factors could cause actual outcomes and results to differ materially from what is expressed in the information in this Form 8-K, including changes in Aetna’s actual tax rate compared to the rate assumed in estimating the charges, changes in the number of severed employees compared to the number assumed in estimating the charges, changes in the amounts payable to severed employees compared to the amounts assumed in estimating the charges and completion of agreements with lease and related counterparties prior to December 31, 2008. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2007 Annual Report on Form 10-K or its Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, on file with the Securities and Exchange Commission (“SEC”).  You also should read Aetna's 2007 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, on file with the SEC for a discussion of Aetna's historical results of operations and financial condition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aetna Inc.

Date: December 18, 2008	By:	/s/ Rajan Parmeswar
Name: Rajan Parmeswar
Title: Vice President, Controller and Chief Accounting Officer